Exhibit 10.3

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) – Annual Plan for President and CEO

As of January 1, 2007

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) – Annual Plan

FEDERAL HOME LOAN BANK OF SEATTLE

Incentive Compensation Plan

PLAN DOCUMENT

1.0	Plan Objectives

1.1	The purpose of the Federal Home Loan Bank of Seattle’s Incentive Compensation Plan (Plan) is to achieve four objectives:

1.1.1	Promote the achievement of the Bank’s annual business goals in accordance with the business plan;

1.1.2	Link compensation to specific Bankwide and individual performance measures;

1.1.3	Provide a competitive reward structure for officers and other exempt employees; and

1.1.4	Provide a vehicle for closer Board involvement and communication with management regarding Bank strategic plans.

1.2	The Plan is a cash-based, annual incentive plan that establishes individual award opportunities related to achievement of Bank and individual performance.

1.3	The award opportunity, Performance Measures, and other relevant information for a Plan Year are set forth in the attached Appendix.

2.0	Definitions

2.1	When used in this Plan, the following words and phrases shall have the following meaning:

2.1.1	Bank means the Federal Home Loan Bank of Seattle.

2.1.2	Base Salary is defined as the Participant’s normal rate of pay, including overtime, before any other add-ons (ie. Bonuses, incentive pay, etc.) and after any adjustments (i.e. Leave w/o pay).

2.1.3	Board means the Bank’s Board of Directors.

2.1.4	Committee means the Governance, Budget and Compensation Committee of the Board.

2.1.5	Disability means the Participant is receiving benefits under the Federal Home Loan Bank of Seattle’s Long Term Disability Plan.

2.1.6	Participant means the President of the Bank for this specific plan.

2.1.7	Plan means this Incentive Compensation Plan.

2.1.8	Plan Year means the calendar year, January 1 through December 31, over which both Bank and Participant performance is measured.

2.1.9	President means the President of the Bank.

3.0	Eligibility

3.1	The President is an eligible participant under this Plan, effective January 1, 2007.

4.0	Incentive Award Opportunity

4.1	Each Plan Year, the Bank will provide an award opportunity to the President. The award opportunity shall be a percentage of the annual base salary as described in Appendix A Table 1 – Incentive Award Opportunity.

5.0	Performance Measures

5.1	Bankwide and individual performance measures will be established with respect to each Plan Year as described in Appendix A. Three achievement levels will be set for each Bankwide performance measure:

Threshold	The minimum achievement level accepted for the performance measure.

Target	The planned achievement level for the performance measure.

Maximum	The achievement level for the performance measure which substantially exceeds the planned level of achievement.

Individual performance goal measures will include four levels:

More is expected – performs at basic job requirements and does not meet all line of sight goals.

Meets all goals – performs at or at times above basic job requirements and meets all line of sight goals.

Exceeds expectations – performs consistently above basic job requirements and exceeds all line of sight goals at a level surpassing supervisor’s expectations.

Recognized enterprise performance – performs consistently at a high level above basic job requirements, exceeds all line of sight goals and performs at a level exceeding supervisor’s and senior management’s expectations.

5.2	Bankwide measures will be established by the Committee with Board approval.

5.3	Participant incentive award will be based on Bankwide performance objectives first and secondly on the individual performance goals.

5.3.1	Participant will typically have two to four major goals established that reflect the priorities of the Participant for the Plan Year.

5.3.2	Participant’s individual performance goals will be established between mutual agreement between the Participant and the Executive Committee of the board.

5.3.3	All performance goals are to remain in effect for the entire Plan Year. However, in its sole discretion, the Committee with Board approval may revise Bank performance measures and the Executive Committee may revise individual performance goals for the Plan Year after the year commences.

6.0	Award Determination

6.1	The method of determining the incentive award will be according to the following sequence:

6.1.1	After the plan year ends determine the Participant’s base salary for the Plan Year (defined as the normal rate of pay before any other add-ons (bonuses, incentives, etc).

6.1.2	Using a linear approach, evaluate actual Bank performance against the Bankwide performance at or between threshold and target, or target and maximum.

6.1.3	Evaluate actual individual Participant performance against the individual performance goals. Assess performance as it relates to “More is expected,” “Meets all goals,” “Exceeds expectations,” and “Recognized enterprise performance”.

6.1.4	Determine the interpolated award opportunity by relating the Bank Performance achievement level (derived in 6.1.2) to the Individual Performance achievement level (derived in 6.1.3).

6.2	The Participant shall not receive an award under this Plan if during the most recent examination of the Bank by the Federal Housing Finance Board (FHFB) or successor regulator, an unsafe or unsound practice or condition with regard to the Bank was identified unless the practice or condition took place prior to start of employment, comes to the attention of said Participant and is not continued. However, the Participant may receive such award provided that the finding of an unsafe or unsound practice or condition is subsequently resolved within the Plan Year in favor of the Bank by the FHFB. The Board, in its sole discretion may take into consideration mitigating factors to approve the award as noted in 11.8 (Miscellaneous Conditions).

6.3	If Participant receives a written warning for performance or misconduct at any time during the Plan Year will not receive an award unless approved by the Board.

7.0	Award Conditions

7.1	If the Bank achieves its threshold performance measures but Participant’s performance fails to meet basic expectations no incentive award will be made to the Participant. Likewise, should Participant’s performance meet expectations but the Bank fails to achieve threshold performance no incentive award will be made to Participant. However, at the Committee’s sole discretion, an incentive award may be recommended for Bank performance below threshold subject to final approval by the Board.

8.0	Participant Performance Reviews

8.1	The Participant’s performance will be formally appraised and documented in writing by the Executive Committee at the end of the Plan Year.

9.0	Plan Communication

9.1	Communications with Participant regarding the Plan should be made according to the following schedule:

Fourth quarter of the prior year	Communicate next year’s Bank draft goals.

First quarter of the Plan Year	Communicate Bankwide goals for the Plan Year. Set Individual goals.

End of Plan Year	Final assessment of Bank and individual performance.

10.0	Administrative Control

10.1	The Bank’s Human Resources Department will administer the Plan.

10.2	The Board will have ultimate authority over the structure and goals of the Plan, and any incentive payouts from the Plan.

11.0	Miscellaneous Conditions

11.1	Except as provided in Section 11.3, Participant must be employed by the Bank until the pay period in which the payments are made – in February of the following year.

11.2	Notwithstanding any Plan provision to the contrary, mere participation in the Plan will not entitle a Participant to an award.

11.3	The Board may approve a prorated award if Participant terminates employment, retires, dies, or becomes disabled during the Plan Year.

11.4	The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan shall be deemed (i) to give any employee or Participant any legal or equitable rights against the Bank, except as expressly provided herein or provided by law; or (ii) to create a contract of employment with any employee or Participant, to obligate the Bank to continue the service of any employee or Participant, or to affect or modify any employee’s or Participant’s term of employment in any way.

11.5	The right of the Bank to discipline or discharge a Participant shall not be affected by any provision of this Plan.

11.6	All awards under the Plan will be paid out through regular payroll and will be subject to applicable payroll tax withholdings and other appropriate deductions.

11.7	Incentive awards will be made as soon as practical following the end of the Plan Year, but no later than the last pay period in February.

11.8	The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason, and the right to modify any recommended incentive award amount (including the determination of a lesser award or no award), without the consent of any Participant.

11.9	Since no employee has a guaranteed right to any award under this Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.

11.10	This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Bank for payment of any award under this program.

11.11	The Plan shall be construed, regulated, and administered in accordance with the laws of the state of Washington, unless otherwise preempted by the laws of the United States.

11.12	If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

11.13	If a Participant dies before receiving his or her award, any amounts determined to be paid under this Plan shall be paid to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate. The Bank’s determination as to the identity of the proper payee of any amount under this Plan shall be binding and conclusive and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

11.14	Any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Plan which are not contained herein will have no effect or enforceability.

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) – Annual Plan for President and CEO

APPENDIX A

2007 Plan Year

Incentive Award Opportunity (as a percentage of base salary)

The interpolated incentive award is determined based on a linear approach against Bankwide measures at or between threshold and target, or target and maximum, and adjusted for individual performance as follows:

Table 1 – Incentive Award Opportunity

	Individual Performance	Bank Performance
Level		No Award	Threshold	Target	Maximum
I -President (Grade 24)	Recognized Enterprise Performance	0%	35%	45%	60%
	Exceeds Expectations	0%	25%	35%	45%
	Meets all Goals	0%	20%	25%	35%
	More is Expected	0%	0%	0%	0%

Bank Performance Measures

There will be one Bank performance measure for the 2007 Plan Year. The achievement level for Bankwide performance measure shall be a Profitability goal according to specific measurements as adopted by the Board of Directors.

Individual Performance Measures

There will be two to four Individual performance measures for the 2006 Plan year. The Individual Performance Achievement Levels (More is expected, Meets all goals, Exceeds expectations, Enterprise performance) is determined by the Individuals overall goal performance.